Exhibit 99.1
FORWARD-LOOKING STATEMENTS
     This exhibit includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans, intentions or expected cost savings relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Liquidity and Capital Resources Following the Transactions.” Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. These factors include, but are not limited to:
•	the impact of the substantial indebtedness incurred to finance the consummation of the Transactions (as defined below);

•	the outcome of any legal proceedings instituted against us or others in connection with the Transactions;

•	the effect of the announcement of the Transactions on our customer relationships, operating results and business generally;

•	changes in interest rates;

•	the need to allocate significant amounts of cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities;

•	risks associated with the current global economic crisis and its impact on capital markets and liquidity, which has adversely affected advertising revenues across our business in recent months;

•	access to capital markets; and

•	fluctuations in exchange rates and currency valuations.
     The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.
     All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this exhibit and are expressly qualified in their entirety by the cautionary statements included in this exhibit. Our actual results may differ materially from results anticipated in our forward-looking statements.

MARKET DATA
     Market and industry data throughout this exhibit was obtained from a combination of our own internal company surveys, the good faith estimates of management, various trade associations and publications, the Arbitron Inc. (“Arbitron”) and Nielsen Media Research, Inc. rankings, the Veronis Suhler Stevenson Industry Forecast, the Radio Advertising Bureau, BIA Financial Network Inc., eMarketer, the Outdoor Advertising Association of America and Universal McCann. While we believe our internal surveys, third-party information, estimates of management and data from trade associations are reliable, we have not verified this data with any independent sources. Accordingly, we do not make any representations as to the accuracy or completeness of that data.
     Entities affiliated with Thomas H. Lee Partners, L.P. beneficially own approximately 20.7% of the outstanding shares of capital stock of The Nielsen Company B.V., an affiliate of Nielsen Media Research, Inc. Additionally, officers of Thomas H. Lee Partners, L.P. are members of the governing bodies of Nielsen Finance LLC, The Nielsen Company B.V. and Nielsen Finance Co., each of which are affiliates of Nielsen Media Research, Inc. Information provided by Nielsen Media Research, Inc. is contained in reports that are available to all of the clients of Nielsen Media Research, Inc. and were not commissioned by or prepared for Thomas H. Lee Partners, L.P. or Bain Capital Partners, LLC.
INTRODUCTION
     Unless otherwise stated or the context otherwise requires, all references in this exhibit to “Clear Channel,” “we,” “our,” “us” and “Company” in the context of our business or any financial information or related data through July 30, 2008, refer to Clear Channel Communications, Inc. and its consolidated subsidiaries after giving effect to the Transactions described in this exhibit, references to “CCM Parent,” and references to “we,” “our” and “us” in the context of any financial information or related data or pertaining to our financial condition following July 30, 2008 refer to CC Media Holdings, Inc. and its consolidated subsidiaries after giving effect to the Transactions. In addition, references to “Merger Sub” refer to BT Triple Crown Merger Co., Inc. and references to the “Fincos” refer to B Triple Crown Finco, LLC and T Triple Crown Finco, LLC. Finally, unless otherwise stated or unless the context otherwise requires, all references in this exhibit to the “merger agreement” refer to the Agreement and Plan of Merger, dated November 16, 2006, as amended by Amendment No. 1, dated April 18, 2007, Amendment No. 2, dated May 17, 2007, and Amendment No. 3, dated May 13, 2008, by and among Clear Channel, Merger Sub, the Fincos and CCM Parent, and all references to the “merger” refer to the merger contemplated by the merger agreement. Upon satisfaction of the conditions set forth in the merger agreement, Merger Sub merged with and into Clear Channel, with Clear Channel continuing as the surviving corporation. We refer to the merger, the financing transactions consummated in connection with the merger, and the application of proceeds thereof, including the repayment of certain of our existing indebtedness, as the “Transactions.”
OVERVIEW
     We are the largest outdoor media and the largest radio company in the world, with leading market positions in each of our operating segments: Americas Outdoor Advertising, International Outdoor Advertising and Radio Broadcasting.
•	Americas Outdoor Advertising. We are the largest outdoor media company in the Americas, which includes the United States, Canada and Latin America. We own or operate approximately 209,000 displays in our Americas Outdoor Advertising segment. Our outdoor assets consist of billboards, street furniture and transit displays, airport displays, mall displays, and wallscapes and other spectaculars which we believe are in premier real estate locations in each of our markets throughout the Americas. We have operations in 49 of the top 50 markets in the United States, including all of the top 20 markets. For the last twelve months ended September 30, 2008, Americas Outdoor Advertising represented 21% of our net revenue and 27% of pro forma Adjusted EBITDA.

•	International Outdoor Advertising. We are a leading outdoor media company internationally with operations in Asia, Australia and Europe. We own or operate approximately 688,000 displays in 34 countries, including key positions in attractive international growth markets. Our international outdoor assets consist of billboards, street furniture displays, transit displays and other out-of-home advertising displays. For the last twelve months ended September 30, 2008, International Outdoor Advertising represented 28% of our net revenue and 15% of pro forma Adjusted EBITDA.

•	Radio Broadcasting. We are the largest radio broadcaster in the United States. As of December 31, 2007, we owned 890 domestic radio stations, with 275 stations operating in the top 50 markets. Our portfolio of stations offers a broad assortment of programming formats, including adult contemporary, country, contemporary hit radio, rock, urban and oldies, among others, to a total weekly listening base of approximately 103 million individuals. In addition, we owned 115 smaller market non-core radio stations, of which 102 were sold subsequent to December 31, 2007, and 10 of which were subject to sale under definitive asset purchase agreements at September 30, 2008. We also operate a national radio network that produces, distributes, or represents more than 70 syndicated radio programs and services for more than 5,000 radio stations. Some of our more popular syndicated programs include Rush Limbaugh, Steve Harvey, Ryan Seacrest and Jeff Foxworthy. We also own various sports, news and agriculture networks as well as equity interests in various international radio broadcasting companies located in Australia, Mexico and New Zealand. For the last twelve months ended September 30, 2008, Radio Broadcasting represented 48% of our net revenue and 57% of pro forma Adjusted EBITDA.

•	Other. The “other” (“Other”) category includes our media representation business, Katz Media Group, Inc. (“Katz Media”), and general support services and initiatives which are ancillary to our other businesses. Katz Media is a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. Katz Media represents over 3,200 radio stations and 380 television stations. For the last twelve months ended September 30, 2008, the Other category represented 3% of our net revenue and 1% of pro forma Adjusted EBITDA.
     For the last twelve months ended September 30, 2008, we generated consolidated net revenues of $6,943 million and pro forma Adjusted EBITDA of $2,171 million.
Our Strengths
     Global Scale and Local Market Leadership. We are the largest outdoor media and the largest radio company in the world. We believe we have unmatched asset quality in both businesses. We operate over 897,000 outdoor advertising displays worldwide, in what we believe are premier real estate locations. We own 890 radio stations in the top United States markets with strong signals and brand names. Our real estate locations, signals and brands provide a distinct local competitive advantage. Our global scale enables productive and cost-effective investment across our portfolio, which support our strong competitive position.
•	Our outdoor advertising business is focused on urban markets with dense populations. Our real estate locations in these urban markets provide outstanding reach and therefore a compelling value proposition for our advertisers, enabling us to achieve more attractive economics. In the United States, we believe we hold the #1 market share in eight of the top 10 markets and are either #1 or #2 in 18 of the top 20 markets. Internationally, we believe we hold leading positions in France, Italy, Spain and the United Kingdom, as well as several attractive growth countries, including Australia and China.

•	Our scale has enabled cost-effective investment in new display technologies, such as digital billboards, which we believe will continue to support future growth. This technology will enable us to transition from selling space on a display to a single advertiser to selling time on that display to multiple advertisers, creating new revenue opportunities from both new and existing clients. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with relatively minimal capital costs.

•	We own the #1 or #2 ranked radio station clusters in eight of the top 10 markets and in 18 of the top 25 markets in the United States. We have an average market share of 26% in the top 25 markets. With a total weekly listening base of approximately 103 million individuals, our portfolio of 890 stations generated twice the revenue as the next largest competitor in 2007. With over 5,000 sales people in local markets, we believe the aggregation of our local sales forces comprises the media industry’s largest local-based sales force with national scope. Our national scope has facilitated cost-effective investment in unique yield management and pricing systems that enable our local salespeople to maximize revenue. Additionally, our scale has allowed us to implement industry-changing initiatives that we believe differentiate us from the rest of the radio industry.

     Strong Collection of Unique Assets. Through acquisitions and organic growth, we have aggregated a unique portfolio of assets.
•	The domestic outdoor industry is regulated by the federal government as well as state and municipal governments. Statutes and regulations govern the construction, repair, maintenance, lighting, spacing, location, replacement and content of outdoor advertising structures. Due to such regulation, it has become increasingly difficult to construct new outdoor advertising structures. Further, for many of our existing billboards, a permit for replacement cannot be sought by our competitors or landlords. As a result, our existing billboards in top demographic areas, which we believe are in premier locations, have significant value.

•	Ownership and operation of radio broadcast stations is governed by the Federal Communications Commission’s (“FCC”) licensing process, which limits the number of radio licenses available in any market. Any party seeking to acquire or transfer radio licenses must go through a detailed review process with the FCC. Over several decades, we have aggregated multiple licenses in local market clusters across the United States. A cluster of multiple radio stations in a market allows us to provide listeners with more diverse programming and advertisers with a more efficient means to reach those listeners. In addition, we are also able to operate our market clusters efficiently by eliminating duplicative operating expenses and realizing economies of scale.
     Attractive Out-of-home Industry Fundamentals. Both outdoor advertising and radio broadcasting offer compelling value propositions to advertisers, unparalleled reach and valuable out-of-home positions.
•	Compelling Value Propositions. Outdoor media and radio broadcasting offer compelling value propositions to advertisers by providing the #1 and #2 most cost-effective media advertising outlets, respectively, as measured by cost per thousand persons reached (“CPM”). According to the Radio Advertising Bureau, radio advertising’s return on investment is 49% higher than that of television advertising.

•	Unparalleled Audience Reach. According to Arbitron, 98% of Americans travel in a car each month, with an average of 310 miles traveled per week. The captive in-car audience is protected from media fragmentation and is subject to increasing out-of-home advertiser exposures as time and distance of commutes increase. Additionally, radio programming reaches 93% of all United States consumers in a given week, with the average consumer listening for almost three hours per day. On a weekly basis, this represents nearly 233 million unique listeners.

•	Valuable Out-of-home Position. Both outdoor media and radio broadcasting reach potential consumers outside of the home, a valuable position as it is closer to the purchase decision. Today, consumers spend a significant portion of their day out-of-home, while out-of-home media (outdoor and radio) garner a disproportionately smaller share of media spending than in-home media. We believe this discrepancy represents an opportunity for growth.
     Consistent, Defensible Growth Profile. Both outdoor advertising and radio in the United States have demonstrated consistent growth and resiliency over the last 40 years.
•	United States outdoor advertising revenue has grown to approximately $7 billion in 2007, representing a 9% compound annual growth rate (“CAGR”) since 1970. Growth has come via traditional billboards along highways and major roadways, as well as alternative advertising including transit displays, street furniture and mall displays. The outdoor industry has experienced only two negative growth years between 1970 and 2007. Additionally, in the past, the growth rate in the two years following an economic recession has averaged 8%. Outdoor media continues to be a growing form of advertising relative to other forms. According to the eMarketer industry forecast, total outdoor advertising is expected to grow at a 10% CAGR from 2007 to 2012, driven by an increased share of media spending and the rollout of digital billboards.

•	United States radio advertising revenue has grown to approximately $19 billion in 2007, representing an 8% CAGR since 1970. Radio broadcasting has been a relatively resilient form of advertising, weathering several competitive and technological advancements over time, including the introduction of television, audio cassettes, CDs and other portable audio devices, and remaining an important component of local advertiser marketing budgets. The radio industry has experienced only three negative growth years from 1970 through 2007. Historically, the growth rate in the two years following an economic recession has averaged 9%. While revenue in the radio industry (according to the Radio Advertising Bureau) declined during 2007 and the first nine months of 2008, the Veronis Suhler Stevenson Industry Forecast expects radio broadcast and digital advertising to grow at a 1% CAGR from 2007 to 2012. We expect growth to be driven by increased advertising, due to a captive audience spending more time in their cars and the adoption of new technologies such as high definition (“HD”) radio.
     Strong Cash Flow Generation. We have strong operating margins, driven by our significant scale and leading market share in both outdoor advertising and radio broadcasting. In addition, both outdoor media and radio broadcasting are low capital intensity businesses. For the twelve months ended September 30, 2008, our capital expenditures were 6% of net revenue with maintenance capital expenditures comprising 2% of net revenue. The change in net working capital from 2006 to 2007 was approximately 0.08% of net revenue. As a result of our high margins and low capital requirements, we have been able to convert a significant portion of our revenue into cash flow. By continuing to grow our business while maintaining costs, we expect to further improve our cash flow generation.
     Individual, Saleable Assets with High Value. Our business is comprised of numerous individual operating units, independently successful in local markets throughout the United States and the rest of the world. This creates tremendous asset value, with outdoor media and radio broadcasting businesses that are saleable at attractive multiples. Furthermore, at September 30, 2008, we have a capital loss carryforward of approximately $689.5 million that can be used to offset capital gains recognized on asset sales over the next two years.
     Business Diversity Provides Stability. Currently, approximately half of our revenue is generated from our Americas Outdoor Advertising and our International Outdoor Advertising segments, with the remaining half comprised of our Radio Broadcasting segment, as well as other support services and initiatives. We offer advertisers a diverse platform of media assets across geographies, outdoor products and radio programming formats. Further, we enjoy substantial diversity in our outdoor business, with no market and no ad category greater than 8% of our 2007 outdoor revenue. We also enjoy substantial diversity in our radio business, with no market greater than 9%, no format greater than 18%, and no ad category greater than 19% of our 2007 radio revenue. Through our multiple business units, we are able to reduce revenue volatility resulting from softness in any one advertising category or geographic market.
     Experienced Management Team and Entrepreneurial Culture. We have an experienced management team from our senior executives to our local market managers. Our executive officers and certain radio and outdoor senior managers possess an average of 20 years of industry experience, and have combined experience of over 225 years. The core of the executive management team includes Chief Executive Officer Mark P. Mays, who has been with the Company for over 19 years, and President and Chief Financial Officer Randall T. Mays, who has been with the Company for over 15 years. We also maintain an entrepreneurial culture empowering local market managers to operate their markets as separate profit centers, subject to centralized oversight. A portion of our managers’ compensation is dependent upon the financial success of their individual market. Our managers also have full access to our centralized resources, including sales training, research tools, shared best practices, global procurement and financial and legal support. Our culture and our centralization allow our local managers to maximize cash flow.
Our Strategy
     Our goal is to strengthen our position as a leading global media company specializing in “out-of-home” advertising and to maximize cash flow. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies:
Outdoor
     We seek to capitalize on our global outdoor network and diversified product mix to maximize revenue and cash flow. In addition, by sharing best practices among our business segments, we believe we can quickly and effectively replicate our successes throughout the markets in which we operate. Our diversified product mix and long-standing presence in many of our existing markets provide us with the platform to launch new products and test new initiatives in a reliable and cost-effective manner.

     Drive Outdoor Media Spending. Outdoor advertising only represented 2.4% of total dollars spent on advertising in the United States in 2007. Given the attractive industry fundamentals of outdoor media and our depth and breadth of relationships with both local and national advertisers, we believe we can drive outdoor advertising’s share of total media spending by highlighting the value of outdoor advertising relative to other media. We have made and continue to make significant investments in research tools that enable our clients to better understand how our displays can successfully reach their target audiences and promote their advertising campaigns. Also, we are working closely with clients, advertising agencies and other diversified media companies to develop more sophisticated systems that will provide improved demographic measurements of outdoor advertising. We believe that these measurement systems will further enhance the attractiveness of outdoor advertising for both existing clients and new advertisers and further foster outdoor media spending growth. According to the Veronis Suhler Stevenson Industry Forecast, outdoor advertising’s share of total advertising spending will grow by approximately 32% from 2007 to 2012.
     Increase Our Share of Outdoor Media Spending. Domestically, we own and operate billboards on real estate in the highest trafficked areas of top markets—a compelling advertising opportunity for both local and national businesses. Internationally, we own and operate a variety of outdoor displays on real estate in large urban areas. We intend to continue to work toward ensuring that our customers have a superior experience by leveraging our unparalleled presence and our best-in-class sales force, and by increasing our focus on customer satisfaction and improved measurement systems. We believe our commitment to superior customer service, highlighted by our unique “Proof of Performance” system, and our superior products led to over 12,000 new advertisers in 2007. We have generated growth in many categories, including telecom, automotive and retail.
     Roll Out Digital Billboards. Advances in electronic displays, including flat screens, LCDs and LEDs, allow us to provide these technologies as complements to traditional methods of outdoor advertising. These electronic displays may be linked through centralized computer systems to instantaneously and simultaneously change static advertisements on a large number of displays. Digital outdoor advertising provides numerous advantages to advertisers, including the unprecedented flexibility to change messaging over the course of a day, the ability to quickly change messaging and the ability to enhance targeting by reaching different demographics at different times of day. Digital outdoor displays provide us with advantages, as they are operationally efficient and eliminate safety issues from manual copy changes. Additionally, digital outdoor displays have, at times, enhanced our relationship with regulators, as in certain circumstances we have offered emergency messaging services and public service announcements on our digital boards. We recently began converting a limited number of vinyl boards to networked digital boards. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with relatively minimal capital costs. We believe that the costs of digital upgrades will decrease over time as technologies improve and more digital boards come to market.
Radio
     Our radio broadcasting strategy centers on providing programming and services to the local communities in which we operate and being a contributing member of those communities. We believe that by serving the needs of local communities, we will be able to grow listenership and deliver target audiences to advertisers, thereby growing revenue and cash flow. Our radio broadcasting strategy also entails improving the ongoing operations of our stations through effective programming, promotion, marketing, sales and careful management of costs and expanded distribution of content.
     Drive Local and National Advertising. We intend to drive growth in our radio business via a strong focus on yield management, increased sales force effectiveness and expansion of our sales channels. In late 2004, we implemented what we believe are industry-leading price and yield optimization systems and invested in new information systems, which provide station level inventory yield and pricing information previously unavailable in the industry. We shifted our sales force compensation plan from a straight “volume-based” commission percentages system to a “value-based” system to reward success in optimizing price and inventory. We believe that utilization of our unique systems throughout our distribution and sales platform will drive continued revenue growth in excess of market radio revenue growth. We also intend to focus on driving advertisers to our radio stations through new sales channels and partnerships. For example, we recently formed an alliance with Google whereby we have gained access to an entirely new group of advertisers within a new and complementary sales channel.

     Continue to Capitalize on “Less is More.” In late 2004, we launched the Less is More initiative to position the Company for long-term radio growth. The implementation of the Less is More initiative reduced advertising clutter, enhanced listener experience and improved radio’s attractiveness as a medium for advertisers. On average, we reduced ad inventory by 20% and promotion time by 50%, which has led to more time for listeners to enjoy our compelling content. In addition, we changed our available advertising spots from 60 second ads to a combination of 60, 30, 15 and five second ads in order to give advertisers more flexibility. As anticipated, our reduction in ad inventory led to a decline in Radio Broadcasting revenue in 2005. Revenue growth of 6% followed in 2006, outperforming an index of other radio broadcasters. We continued to outperform the radio industry in 2007 and the first nine months of 2008. Our Less is More strategy has separated us from our competitors and we believe it positions us to continue to outperform the radio industry.
     Continue to Enhance the Radio Listener Experience. We will continue to focus on enhancing the radio listener experience by offering a wide variety of compelling content. Our investments in radio programming over time have created a collection of leading on-air talent and our Premiere Radio Network offers over 70 syndicated radio programs and services for more than 5,000 radio stations across the United States. Our distribution platform allows us to attract top talent and more effectively utilize programming, sharing the best and most compelling content across many stations. Finally, we are continually expanding content choices for our listeners, including utilization of HD radio, Internet and other distribution channels with complementary formats. Ultimately, compelling content improves audience share which, in turn, drives revenue and cash flow generation.
     Deliver Content via New Distribution Technologies. We intend to drive company and industry development through new distribution technologies. Some examples of such innovation are as follows:
•	Alternative Devices. The FM radio feature is increasingly integrated into MP3 players and cell phones. This should expand FM listenership by “putting a radio in every pocket” with free music and local content and represents the first meaningful increase in the radio installed base in more than 25 years.

•	HD Radio. HD radio enables crystal clear reception, interactive features, data services and new applications. For example, the interactive capabilities of HD radio will potentially permit us to participate in commercial download services. Further, HD radio allows for many more stations, providing greater variety of content which we believe will enable advertisers to target consumers more effectively. On December 6, 2005, we joined a consortium of radio operators in announcing plans to create the HD Digital Radio Alliance to lobby auto makers, radio manufacturers and retailers for the rollout of digital radios. We plan to continue to develop compelling HD content and applications and to support the alliance to foster industry conversion. As of September 30, 2008, we operated 831 HD stations, comprised of 473 HD and 358 HD2 signals.

•	Internet. Clear Channel websites had over 14 million unique visitors in October 2008, making the collection of these websites one of the top five trafficked music websites. Streaming audio via the Internet provides increased listener reach and new listener applications as well as new advertising capabilities.

•	Mobile. We have pioneered mobile applications which allow subscribers to use their cell phones to interact directly with the station, including finding titles or artists, requesting songs and downloading station wallpapers.
Consolidated
     Maintain High Free Cash Flow Conversion. Our business segments benefit from high margins and low capital intensity, which leads to strong free cash flow generation. We intend to closely manage expense growth and to continue to focus on achieving operating efficiencies throughout our businesses. Within each of our operating segments, we share best practices across our markets and continually look for innovative ways to contain costs. Historically, we have been able to contain costs in all of our segments during periods of slower revenue growth. For example, while our Radio Broadcasting segment experienced flat growth in net revenue for the year ended December 31, 2007, we were able to reduce Radio Broadcasting operating expenses and increase Radio Broadcasting operating income by 1% during this period. We will continue to seek new ways of reducing costs across our global network. We also intend to deploy growth capital with discipline to generate continued high free cash flow yield.

     Pursue Strategic Opportunities and Optimize Our Portfolio of Assets. An inherent benefit of both our outdoor advertising and radio broadcasting businesses is that they represent a collection of saleable assets at attractive multiples. Furthermore, at September 30, 2008, we have a capital loss carryforward of approximately $689.5 million that can be used to offset capital gains recognized on asset sales over the next two years. We continually evaluate strategic opportunities both within and outside our existing lines of business and may from time to time sell, swap, or purchase assets or businesses in order to maximize the efficiency of our portfolio.
RECENT DEVELOPMENTS
Certain Regulatory Matters in Connection with the Merger
     In connection with the merger, the FCC released on January 24, 2008 an order (the “FCC Order”) approving the transfer of control of our FCC licenses to affiliates of the Fincos subject to our compliance with certain conditions. Those conditions included the assignment prior to the closing of the merger of our FCC licenses for 57 radio stations (42 of which were included in our 890 radio stations as of December 31, 2007) to Aloha Station Trust, LLC (“AST”), an entity in which neither we nor Bain Capital Partners, LLC or Thomas H. Lee Partners, L.P. holds an interest pursuant to the FCC attribution standards. Pursuant to the FCC Order, the FCC licenses for radio stations assigned to AST are to be divested by AST within six months of the closing of the merger. The parties satisfied the conditions included in the FCC Order prior to the closing date of the Transactions.
     In addition, we agreed with the United States Department of Justice (“DOJ”) to enter into a Final Judgment in accordance with and subject to the Antitrust Procedures and Penalties Act, 15 U.S.C. § 16 (the “Tunney Act”), as stipulated in the Hold Separate Stipulation and Order filed by the DOJ on February 13, 2008, whereby we agreed to divest within 90 days of the closing of the merger, subject to the conditions set forth therein, six additional core radio stations in Cincinnati, Houston, Las Vegas and San Francisco. We have divested the radio station in Las Vegas in accordance with the Final Judgment and the DOJ has approved the assignment of a San Jose radio station to AST to comply with the Final Judgment related to the San Francisco market. We have received extensions from the DOJ to comply with the Final Judgment with respect to our radio stations in Cincinnati and Houston.
Sale of Certain Radio Stations
     On November 16, 2006, we announced plans to sell 448 non-core radio stations. During the first quarter of 2008, we revised our plans to sell 173 of these stations because we determined that market conditions were not advantageous to complete the sales. We intend to hold and operate these stations.
     Since November 16, 2006, we have sold 262 non-core radio stations through September 30, 2008. In addition, we have 3 non-core radio stations that are no longer under a definitive asset purchase agreement as of September 30, 2008. However, we continue to actively market these radio stations and they continue to meet the criteria for classification as discontinued operations.
The following table presents the activity related to our planned divestitures of radio stations:

Total radio stations announced as being marketed for sale on November 16, 2006	448
Total radio stations no longer being marketed for sale	(173)

Adjusted number of radio stations being marketed for sale (“non-core” radio stations)	275
Non-core radio stations sold through September 30, 2008	(262)

Remaining non-core radio stations at September 30, 2008 classified as discontinued operations	13
Non-core radio stations under definitive asset purchase agreements	(10)

Non-core radio stations being marketed for sale	3

     In addition to the non-core radio stations mentioned above, we had definitive asset purchase agreements for 8 radio stations at September 30, 2008.
     The closing of these radio sales is subject to antitrust clearances, FCC approval and other customary closing conditions. The sale of these assets is not a condition to the closing of the Transactions and is not contingent on the closing of the Transactions.
Tender Offers
     On November 24, 2008, Clear Channel announced that it commenced a cash tender offer for a portion of its outstanding $386 million principal amount of 7.65% senior notes due 2010, in an aggregate principal amount not to exceed $200 million (subject to change), on the terms and conditions set forth in the Offer to Purchase dated November 24, 2008. Also on November 24, 2008, CC Finco, LLC, and indirect wholly-owned subsidiary of Clear Channel (“CC Finco”), commenced a cash tender offer for Clear Channel’s outstanding 6.25% senior notes due 2011, and outstanding 4.40% senior notes due 2011, for a maximum aggregate purchase price of $75 million (subject to change), on the terms and conditions set forth in the governing Offer to Purchase. On the same date, CC Finco commenced a cash tender offer for Clear Channel’s outstanding 5.00% senior notes due 2012 and outstanding 5.75% senior notes due 2013, for a maximum aggregate purchase price of $25 million (subject to change) on the terms and conditions set forth in the governing Offer to Purchase. Clear Channel’s and CC Finco’s tender offers are scheduled to expire on December 23, 2008, unless extended or earlier terminated.
     On December 5, 2008, Standard & Poor’s Rating Services lowered its corporate credit rating on CCM Parent, which is analyzed on a consolidated basis with Clear Channel, to “CC” from “B.” Furthermore, Standard & Poor’s Rating Services lowered the issue-level ratings on Clear Channel’s senior notes subject to the tender offers described above. Standard & Poor’s Rating Services affirmed all other issue-level ratings on Clear Channel’s secured and unsecured debt and indicated its preliminary expectation is that it will raise the corporate credit rating back to “B” following the consummation of the tender transactions.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL AND OTHER DATA
     The following table sets forth Clear Channel’s and CCM Parent’s summary historical and unaudited pro forma consolidated financial and other data as of the dates and for the periods indicated. The summary historical and unaudited pro forma consolidated financial and other data for the nine-month period ended September 30, 2008 (which is used to derive the pro forma consolidated financial and other data for the last twelve months ended September 30, 2008) is comprised of two periods: post-merger and pre-merger, which relate to the period succeeding the merger (reflecting the financial data of CCM Parent) and the period proceeding the merger (reflecting the financial data of Clear Channel), respectively. For purposes of this discussion, we have presented the summary historical and unaudited pro forma consolidated financial and other data for the nine-month period ended September 30, 2008 and the last twelve months ended September 30, 2008 on a combined basis. We believe that presentation on a combined basis is more meaningful as it allows the financial data to be analyzed to comparable periods in 2007.
     The summary historical financial data for, and as of, the years ended December 31, 2007, 2006 and 2005 are derived from our audited consolidated financial statements. The summary historical financial data for, and as of, the nine-month periods ended September 30, 2008 and 2007 are derived from CCM Parent’s and Clear Channel’s unaudited consolidated financial statements, as applicable. In the opinion of management, the interim data reflects all adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of the results for the interim periods. The selected historical financial data for the years ended December 31, 2007, 2006 and 2005 and for each of the nine-month periods ended September 30, 2008 and 2007 are included elsewhere in this exhibit. Historical results are not necessarily indicative of the results to be expected for future periods and operating results for the nine-month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.
     The unaudited pro forma financial data for, and as of, the last twelve months ended September 30, 2008 gives effect to the Transactions in the manner described in “Unaudited Pro Forma Condensed Consolidated Financial Statements.” CCM Parent has derived the pro forma financial data for the last twelve months ended September 30, 2008 by adding the pro forma financial data for the year ended December 31, 2007 and the pro forma financial data for the nine months ended September 30, 2008 and subtracting the pro forma financial data for the nine months ended September 30, 2007. The pro forma adjustments are based upon available data and certain assumptions CCM Parent believes are reasonable. The summary unaudited pro forma condensed consolidated financial data is for informational purposes only and does not purport to represent what CCM Parent’s results of operations or financial position would actually be if the Transactions occurred at any date, nor does such data purport to project the results of operations for any future period.
     The summary historical and unaudited pro forma consolidated financial and other data should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto appearing in our periodic and annual reports filed with the Securities and Exchange Commission and with “Unaudited Pro Forma Condensed Consolidated Financial Statements” appearing in this exhibit. The amounts in the tables may not add due to rounding.

	Historical					Pro Forma
						Twelve Months
	Year ended			Nine Months Ended		Ended
	December 31,			September 30,		September 30,
	2007	2006	2005	2008	2007	2008 (1)
	Pre-merger	Pre-merger	Pre-merger	Combined (2)	Pre-merger	Combined
	(Dollars in millions)			(unaudited)		(unaudited)
Statement of Operations:
Revenue	$6,921	$6,568	$6,127	$5,080	$5,058	$6,943
Direct operating expenses (excludes depreciation and amortization) (3)	2,733	2,532	2,352	2,180	1,994	2,906
Selling, general and administrative expenses (excludes depreciation and amortization) (3)	1,762	1,709	1,651	1,314	1,295	1,769
Depreciation and amortization	567	600	594	457	421	680
Corporate expenses (excludes depreciation and amortization) (3)	181	196	167	159	138	199
Merger expenses	7	8	—	88	6	—
Gain on disposition of assets—net	14	71	50	16	12	18

Operating income	1,685	1,594	1,413	898	1,216	1,407
Interest expense	452	484	443	494	348	1,651
Gain (loss) on marketable securities	7	2	(1)	34	1	40
Equity in earnings of nonconsolidated affiliates	35	38	38	96	24	108
Other income (expense)—net	6	(9)	11	(16)	(1)	(9)

Income (loss) before income taxes, minority interest and discontinued operations	1,281	1,141	1,018	518	892	(105)
Income tax benefit (expense)	(441)	(470)	(403)	(139)	(301)	100
Minority interest expense, net of tax	47	32	18	26	27	46

Income (loss) before discontinued operations	793	639	597	353	564	$(51)

Income from discontinued operations, net	146	53	339	639	54

Net income	$939	$692	$936	$992	$618

Cash Flow Data:
Cash interest expense (4)	$462	$461	$430	$468	$368	$1,436
Capital expenditures (5)	363	337	303	289	224	428
Net cash provided by operating activities	$1,576	$1,748	$1,304	$1,081	$1,003
Net cash used in investing activities	(483)	(607)	(350)	(17,924)	(261)
Net cash used in financing activities	(1,431)	(1,179)	(1,061)	15,913	(873)
Net cash provided by discontinued operations	366	69	157	1,029	138
Other Financial Data:
Total debt (6)						$19,602
Total guaranteed/subsidiary debt (7)						16,146

	Historical					Pro Forma
						Twelve Months
	Year ended			Nine Months Ended		Ended
	December 31,			September 30,		September 30,
	2007	2006	2005	2008	2007	2008 (1)
	Pre-merger	Pre-merger	Pre-merger	Combined (2)	Pre-merger	Combined
	(Dollars in millions)			(unaudited)		(unaudited)
EBITDA (8)	$2,293	$2,223	$2,056	$1,435	$1,660	2,186
OIBDAN (8)	2,289	2,173	1,963	1,496	1,664	2,121
Adjusted EBITDA (8)						2,171
Ratio of total debt to Adjusted EBITDA						9.0x
Ratio of total guaranteed/subsidiary debt to Adjusted EBITDA						7.4x

Balance Sheet Data:				Post-merger	Pre-merger

Cash and cash equivalents	$145	$116	$84	$244	$124
Working capital (9)	856	850	748	910	939
Total assets	18,806	18,887	18,719	27,566	18,865
Total debt	6,575	7,663	7,047	19,602	7,020
Shareholders’ equity (10)	8,797	8,042	8,826	1,859	8,560

(1)	Information for the twelve months ended September 30, 2008 is presented on a pro forma basis to give effect to the Transactions. Pro forma adjustments are made to depreciation and amortization, corporate expenses, merger expenses, interest expense and income tax (benefit) expense.

(2)	Financial data for the nine months ended September 30, 2008 is presented on a combined basis. We believe that presentation on a combined basis is more meaningful as it allows the financial data to be analyzed to comparable periods in 2007. The financial data for the nine months ended September 30, 2008 is comprised of two periods: post-merger and pre-merger, which relate to the period succeeding the merger (reflecting the financial data of CCM Parent) and the period preceding the merger (reflecting the financial data of Clear Channel), respectively. Prior to the acquisition, CCM Parent had not conducted any activities, other than activities incident to its formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition. The 2008 post-merger and pre-merger financial data is presented as follows:

	Historical
	Post-merger	Pre-merger	Combined
	Period from	Period from	Nine Months
	July 31 through	January 1	Ended
	September 30,	through July 30,	September 30,
	2008	2008	2008
	(Dollars in millions)
Statement of Operations:
Revenue	$1,128	$3,952	$5,080
Direct operating expenses (excludes depreciation and amortization)	474	1,706	2,180
Selling, general and administrative expenses (excludes depreciation and amortization)	292	1,022	1,314
Depreciation and amortization	108	349	457
Corporate expenses (excludes depreciation and amortization)	33	126	159
Merger expenses	—	88	88

	Historical
	Post-merger	Pre-merger	Combined
	Period from	Period from	Nine Months
	July 31 through	January 1	Ended
	September 30,	through July 30,	September 30,
	2008	2008	2008
	(Dollars in millions)
Gain on disposition of assets—net	1	15	16

Operating income	222	676	898
Interest expense	281	213	494
Gain (loss) on marketable securities	—	34	34
Equity in earnings of nonconsolidated affiliates	2	94	96
Other income (expense)—net	(11)	(5)	(16)

Income before income taxes, minority interest and discontinued operations	(68)	586	518
Income tax benefit (expense)	33	(172)	(139)
Minority interest expense, net of tax	9	17	26

Income (loss) before discontinued operations	(44)	397	353
Income (loss) from discontinued operations, net	(1)	640	639

Net income (loss)	$(45)	$1,037	$992

Cash Flow Data:
Cash interest expense	$237	$231	$468
Capital expenditures (5)	49	240	289
Net cash provided by operating activities	$46	$1,035	$1,081
Net cash provided by (used in) investing activities	(17,508)	(416)	(17,924)
Net cash used in financing activities	17,560	(1,647)	15,913
Net cash provided by discontinued operations	(2)	1,031	1,029
Other Financial Data:
EBITDA (8)	$321	$1,114	$1,435
OIBDAN (8)	335	1,161	1,496

(3)	Includes non-cash compensation expense.

(4)	Pro forma cash interest expense, a non-GAAP financial measure, includes cash paid for interest expense and excludes amortization of deferred financing costs and purchase accounting discount. Pro forma cash interest expense assumes that the PIK Election has not been made.

(5)	Capital expenditures include additions to our property, plant and equipment and do not include any proceeds from disposal of assets, nor any expenditures for acquisitions of operating (revenue-producing) assets.

(6)	Represents the sum of the indebtedness incurred in connection with the closing of the Transactions, which is guaranteed by Clear Channel Capital I, LLC and our material wholly-owned domestic restricted subsidiaries, and retained indebtedness of us and our restricted subsidiaries which remains outstanding after the closing of the Transactions. The retained indebtedness amount reflects purchase accounting fair value adjustments of a negative $1,205 million related to our retained senior notes.

(7)	Represents total debt described in footnote 6 above, less the amount of our retained senior notes outstanding after the closing of the Transactions, which are not guaranteed by, or direct obligations of, our subsidiaries.

(8)	The following table discloses the Company’s and CCM Parent’s EBITDA (income (loss) from continuing operations before interest expense, income tax (benefit) expense, depreciation and amortization, (gain) loss on marketable securities and minority interest expense, net of tax), OIBDAN (defined as EBITDA excluding non-cash compensation expense and the following line items presented in the Statement of Operations: merger expenses; gain (loss) on disposition of assets—net; equity in earnings of nonconsolidated affiliates and other income (expense)—net) and Adjusted EBITDA (OIBDAN adjusted for the annual management fee to be paid to the Sponsors, if any, and other items described below), which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDA, OIBDAN and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP. We believe that EBITDA, OIBDAN and Adjusted EBITDA provide investors with helpful information with respect to our operations and cash flows. We present EBITDA, OIBDAN and Adjusted EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Some adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act. Accordingly, Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this exhibit.

EBITDA, OIBDAN and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:
•	EBITDA, OIBDAN and Adjusted EBITDA do not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; (iii) our tax expense or the cash requirements to pay our taxes; and (iv) our historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, OIBDAN and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA, OIBDAN and Adjusted EBITDA differently, limiting their usefulness as comparative measures.
     The following table summarizes the calculation of the Company’s and CCM Parent’s historical and pro forma EBITDA, OIBDAN and pro forma Adjusted EBITDA and provides a reconciliation to the Company’s and CCM Parent’s net income (loss) from continuing operations for the periods indicated:

	Historical					Pro Forma
						Twelve Months
				Nine Months Ended		Ended
	Year Ended December 31,			September 30,		September 30,
	2007	2006	2005	2008	2007	2008(a)
	Pre-merger	Pre-merger	Pre-merger	Combined (11)	Pre-merger	Combined
	(Dollars in millions)			(unaudited)		(unaudited)
Income (loss) from continuing operations	$793	$639	$597	$353	$564	$(51)
Interest expense	452	484	443	494	348	1,651
Income tax (benefit) expense.	441	470	403	139	301	(100)
Depreciation and amortization	567	600	594	457	421	680
(Gain) loss on marketable securities	(7)	(2)	1	(34)	(1)	(40)
Minority interest expense, net of tax	47	32	18	26	27	46

EBITDA	$2,293	$2,223	$2,056	$1,435	$1,660	$2,186

	Historical					Pro Forma
						Twelve Months
				Nine Months Ended		Ended
	Year Ended December 31,			September 30,		September 30,
	2007	2006	2005	2008	2007	2008(a)
	Pre-merger	Pre-merger	Pre-merger	Combined (11)	Pre-merger	Combined
	(Dollars in millions)			(unaudited)		(unaudited)
Non-cash compensation	44	42	6	69	33	52
Gain on disposition of assets—net	(14)	(71)	(50)	(16)	(12)	(18)
Merger expenses	7	8	—	88	6	—
Equity in earnings of nonconsolidated affiliates	(35)	(38)	(38)	(96)	(24)	(108)
Other (income) expense—net	(6)	9	(11)	16	1	9

OIBDAN	$2,289	$2,173	$1,963	$1,496	$1,664	$2,121

Annual management fee paid to Sponsors						3
Cash received from nonconsolidated affiliates (b)						35
Non-core radio EBITDA (c)						0
Non-cash rent expense (d)						12

Adjusted EBITDA						$2,171

(a)	Information for the twelve months ended September 30, 2008 is presented on a pro forma basis to give effect to the Transactions. Pro forma adjustments are made to depreciation and amortization, corporate expenses, merger expenses, interest expense and income tax (benefit) expense.

(b)	Represents expected recurring cash dividends received from nonconsolidated affiliates as the equity in earnings from these investments has been deducted in the calculation of OIBDAN.

(c)	Represents the EBITDA from our non-core radio stations that were not sold as of September 30, 2008 and whose results of operations are included in “Income from discontinued operations, net” in the income statement.

(d)	Represents the difference between cash rent expense and GAAP rent expense.

(9)	Working capital is defined as (i) current assets except for cash, cash from discontinued operations, income taxes receivable and current deferred tax assets less (ii) current liabilities except for current portion of long-term debt, accrued interest, income taxes payable, current deferred tax liabilities and income taxes payable from discontinued operations.

(10)	The post-merger amount as of September 30, 2008 represents total shareholders’ equity from equity investments of $2,925 million, excluding $75 million of restricted stock and options of CCM Parent, less an accounting adjustment of $835 million mainly related to continuing shareholders’ basis in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”), and less post-merger activity of $231 million.

(11)	Financial data for the nine months ended September 30, 2008 is presented on a combined basis. The 2008 post-merger and pre-merger financial data is presented as follows:

	Historical
	Post-merger	Pre-merger	Combined
	Period from	Period from	Nine Months
	July 31 through	January 1	Ended
	September 30,	through July 30,	September 30,
	2008	2008	2008
	(Dollars in millions)
Income (loss) from continuing operations	$(44)	$397	$353
Interest expense	281	213	494
Income tax (benefit) expense	(33)	172	139
Depreciation and amortization	108	349	457
(Gain) loss on marketable securities	—	(34)	(34)
Minority interest expense, net of tax	9	17	26

EBITDA	$321	$1,114	$1,435
Non-cash compensation	6	63	69
Gain on disposition of assets—net	(1)	(15)	(16)
Merger expenses	—	88	88
Equity in earnings of nonconsolidated affiliates	(2)	(94)	(96)
Other (income) expense—net	11	5	16

OIBDAN	$335	$1,161	$1,496

USE OF PROCEEDS
     We will not receive any proceeds from the sale of the notes being sold by the selling noteholders. The selling noteholders were the initial purchasers of the notes. See “Private Statement” and “Selling Noteholders.”
     The following table sets forth our sources and uses in connection with the Transactions. The amounts in the table may not add due to rounding.

Sources		Uses
(In millions)		(In millions)
Senior secured credit facilities:		Purchase of common stock (8)	$17,961
Revolving credit facility (1)		Refinance existing debt (9)	639
Domestic based borrowings	$80	Retained debt (6)	5,137
Foreign subsidiary borrowings	—	Fees, expenses and other related costs of the Transactions (10)	638
Term loan A facility (2)	1,332	Cash	410
Term loan B facility (3)	10,700
Term loan C—asset sale facility (4)	696
Delayed draw term loan facilities (5)	—
Receivables based credit facility (2)	534
Senior cash pay notes	980
Senior toggle notes	1,330
Cash	997
Retained debt (6)	5,137
Common equity (7)	3,000

Total Sources	$24,785	Total Uses	$24,785

(1)	Our senior secured credit facilities provide for a $2,000 million revolving credit facility with a maturity in July 2014, of which $150 million is available in alternative currencies.

(2)	The aggregate amount of the term loan A facility, with a maturity in July 2014, was the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility was correspondingly reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions.

(3)	Our senior secured credit facilities provide for a $10,700 million term loan B facility with a maturity in January 2016.

(4)	Our senior secured credit facilities provide for a $695.879 million term loan C—asset sale facility with a maturity in January 2016. Proceeds from the sale of specified assets will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.

(5)	Our senior secured credit facilities provide for two delayed draw term loans facilities with maturities in January 2016, aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to purchase any of our existing 7.65% senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to purchase any of our existing 4.25% senior notes due 2009. We did not borrow any amount available to us under the delayed draw 1 term loan facility or the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility. Upon the expiration of our cash tender offer and consent solicitation for our existing 7.65% senior notes due 2010 discussed in footnote 6 below, we borrowed amounts available to us under our delayed draw 1 term loan facility in order to purchase such senior notes. We will borrow additional amounts available to us under our delayed draw 1 term loan facility in order to purchase certain of our remaining 7.65% senior notes due 2010 subject to an offer to purchase, as discussed further in footnote 6 below.

(6)	The aggregate principal amount of our retained senior notes and subsidiary indebtedness that remained outstanding following the consummation of the Transactions was $5,025 million and $112 million, respectively. The aggregate principal amount of our retained senior notes includes the $750 million aggregate principal amount of our 7.65% senior notes due 2010. On August 7, 2008, we launched a cash tender offer and consent solicitation for our outstanding 7.65% senior notes due 2010, to be repurchased with amounts drawn under our delayed draw 1 term loan facility. Accordingly, our total debt outstanding following the expiration of the cash tender offer and consent solicitation remained unchanged. The cash tender offer and consent solicitation expired on September 9, 2008. We received validly tendered notes with respect to $364 million aggregate principal amount of our 7.65% senior notes due 2010, constituting approximately 49% of the total outstanding amount of such senior notes. On November 24, 2008, we announced that we commenced a cash tender offer for a portion of our outstanding $386 million principal amount of 7.65% senior notes due 2010, in an aggregate principal amount not to exceed $200 million (subject to change), on the terms and conditions set forth in the Offer to Purchase dated November 24, 2008. Our tender offer is scheduled to expire on December 23, 2008, unless extended or earlier terminated. The aggregate principal amount of retained senior notes also includes retained senior notes subject to additional offers to purchase. On November 24, 2008, CC Finco, our indirect wholly-owned subsidiary, commenced a cash tender offer for our outstanding 6.25% senior notes due 2011 and outstanding 4.40% senior notes due 2011, for a maximum aggregate purchase price of $75 million (subject to change), on the terms and conditions set forth in the governing Offer to Purchase. On the same date, CC Finco commenced a cash tender offer for our outstanding 5.00% senior notes due 2012 and outstanding 5.75% senior notes due 2013, for a maximum aggregate purchase price of $25 million (subject to change), on the terms and conditions set forth in the governing Offer to Purchase. CC Finco’s tender offers are scheduled to expire on December 23, 2008, unless extended or earlier terminated. In addition, a portion of the $112 million aggregate principal amount of subsidiary indebtedness consisted of the remaining AMFM Operating Inc. 8% senior notes outstanding, following the repurchase discussed in footnote 9 below. The remaining 8% senior notes were redeemed at maturity on November 1, 2008.

(7)	Represents total equity as a result of rollover equity of our existing shareholders who elected to receive shares of CCM Parent as merger consideration, rollover equity from the Mays family, restricted stock and cash equity contributed to us indirectly by CCM Parent from cash equity investments in CCM Parent by entities associated with the Sponsors and their co-investors. Actual cash equity was decreased by the amount of Clear Channel cash available on the closing date to be used in the Transactions, subject to a minimum of $3,000 million total equity.

(8)	The amount represents approximately 498.2 million issued and outstanding common shares and the settlement of 603,239 outstanding employee stock options at a per share price of $36.00, payable in either cash or rollover equity as selected by existing shareholders.

(9)	Represents the repurchase of $639 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8% senior notes due 2008. The AMFM Operating Inc. 8% senior notes were redeemed at maturity on November 1, 2008.

(10)	Reflects fees, expenses and other costs incurred in connection with the Transactions, including placement and other financing fees, advisory fees, transaction fees paid to affiliates of the Sponsors, costs associated with certain restricted stock grants to management, change-in-control payments, excess cash and other transaction costs and professional fees.

CAPITALIZATION
     The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2008 (i) on an actual basis and (ii) on a pro forma basis to give effect to the Transactions as if the Transactions had occurred as of such date. You should read this table along with our historical consolidated financial statements and notes thereto appearing in our periodic and annual reports filed with the Securities and Exchange Commission. The amounts in this table may not add due to rounding.

As of
September 30,
2008
(In millions)
Cash and Cash Equivalents	$244

Debt:
Senior secured credit facilities:
Revolving credit facility (1)
Domestic based borrowings	$165
Foreign subsidiary borrowings	—
Term loan A facility (2)	1,332
Term loan B facility (3)	10,700
Term loan C—asset sale facility (4)	696
Delayed draw term loan facilities (5)	363
Receivables based credit facility (2)	496
Senior cash pay notes	980
Senior toggle notes	1,330
Retained subsidiary debt (6)	84

Total guaranteed/subsidiary debt (7)(8)	$16,146
Retained structurally subordinated Clear Channel notes(8)(9)	3,456

Total Debt	19,602
Total Shareholders’ Equity (10)	1,859

Total Capitalization	$21,461

(1)	Our senior secured credit facilities provide for a $2,000 million revolving credit facility with a maturity in July 2014, of which $150 million is available in alternative currencies.

(2)	The aggregate amount of the term loan A facility, with a maturity in July 2014, was the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility was correspondingly reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions.

(3)	Our senior secured credit facilities provide for a $10,700 million term loan B facility with a maturity in January 2016.

(4)	Our senior secured credit facilities provide for a $695.879 million term loan C—asset sale facility with a maturity in January 2016. Proceeds from the sale of specified assets will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.

(5)	Our senior secured credit facilities provide for two delayed draw term loans facilities with maturities in January 2016, aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to purchase any of our existing 7.65% senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to purchase any of our existing 4.25% senior notes due 2009. We did not borrow any amount available to us under the delayed draw 1 term loan facility or the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility. Upon the expiration of our cash tender offer and consent solicitation for our existing 7.65% senior notes due 2010 on September 9, 2008, we borrowed amounts available to us under our delayed draw 1 term loan facility in order to purchase such senior notes. We will borrow additional amounts available to us under our delayed draw 1 term loan facility in order to purchase certain of our remaining 7.65% senior notes due 2010 subject to an offer to purchase, as discussed further in footnote 8 below.

(6)	Represents retained subsidiary indebtedness as of September 30, 2008. A portion of the subsidiary indebtedness consisted of the remaining AMFM Operating Inc. 8% senior notes outstanding following their repurchase. The remaining 8% senior notes were redeemed at maturity on November 1, 2008.

(7)	Represents the sum of the indebtedness incurred in connection with the closing of the Transactions, which is guaranteed by Clear Channel Capital I, LLC and our material wholly-owned domestic restricted subsidiaries, and retained indebtedness of us and our restricted subsidiaries which remained outstanding after the closing of the Transactions as of September 30, 2008, which amount reflects the purchase accounting fair value adjustments.

(8)	Represents total debt, less the amount of our retained senior notes which remained outstanding as of September 30, 2008, which are not guaranteed by, or direct obligations of, our subsidiaries. On November 24, 2008, we announced that we commenced a cash tender offer for a portion of our outstanding $386 million principal amount of 7.65% senior notes due 2010, in an aggregate principal amount not to exceed $200 million (subject to change), on the terms and conditions set forth in the Offer to Purchase dated November 24, 2008. Also on November 24, 2008, CC Finco, our indirect wholly-owned subsidiary, commenced a cash tender offer for our outstanding 6.25% senior notes due 2011 and outstanding 4.40% senior notes due 2011, for a maximum aggregate purchase price of $75 million (subject to change), on the terms and conditions set forth in the governing Offer to Purchase. On the same date, CC Finco commenced a cash tender offer for our outstanding 5.00% senior notes due 2012 and outstanding 5.75% senior notes due 2013, for a maximum aggregate purchase price of $25 million (subject to change), on the terms and conditions set forth in the governing Offer to Purchase. Our and CC Finco’s tender offers are scheduled to expire on December 23, 2008, unless extended or earlier terminated.

(9)	Represents our retained senior notes, which are not guaranteed by, or direct obligations of, our subsidiaries. The amount includes purchase accounting fair value adjustments of $1,205 million.

(10)	The amount represents total shareholders’ equity from equity investments of $2,925 million, excluding $75 million of restricted stock and options of CCM Parent, less an accounting adjustment of $835 million mainly related to continuing shareholders’ basis in accordance with EITF 88-16 and less post-merger activity of $231 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed consolidated financial data has been derived by the application of pro forma adjustments to Clear Channel’s audited historical consolidated financial statements for the year ended December 31, 2007 and Clear Channel’s and CCM Parent’s unaudited historical consolidated financial statements for the nine months ended September 30, 2008 and 2007.
     The unaudited historical consolidated financial statements for the nine months ended September 30, 2008 (which are used to derive the unaudited pro forma condensed consolidated financial and other data for the nine months ended September 30, 2008 and the last twelve months ended September 30, 2008) are comprised of two periods: post-merger and pre-merger, which relate to the period succeeding the merger (reflecting the financial data of CCM Parent) and the period preceding the merger (reflecting the financial data of Clear Channel), respectively. For purposes of this discussion, CCM Parent has applied pro forma adjustments to the unaudited historical consolidated financial statements for the nine months ended September 30, 2008 presented on a combined basis.
     The following unaudited pro forma condensed consolidated financial data gives effect to the merger which is accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and EITF 88-16. As a result of the continuing ownership in CCM Parent by certain members of Clear Channel’s management and large shareholders, CCM Parent allocated a portion of the consideration to the assets and liabilities at their respective fair values with the remaining portion recorded at the continuing shareholders’ historical basis. The pro forma adjustments are based on the preliminary assessments of allocation of the consideration paid using information available to date and certain assumptions believed to be reasonable. As of the date of this exhibit, CCM Parent has not completed the valuation studies necessary to determine the fair values of its assets and liabilities and the related allocation of purchase price. Differences between the preliminary and final allocation may have a material impact on amounts recorded for total assets, total liabilities, shareholders’ equity and income (loss).
     The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007, the nine months ended September 30, 2008 and 2007, and the last twelve months ended September 30, 2008 were prepared based upon the historical consolidated statements of operations of Clear Channel and CCM Parent, as applicable, adjusted to reflect the merger as if it had occurred on January 1, 2007.
     The unaudited pro forma condensed consolidated statements of operations were adjusted to give effect to items that are directly attributed to the merger, factually supportable, and expected to have a continuing impact on the consolidated results. Such items include: (i) depreciation and amortization expense associated with preliminary valuations of property, plant and equipment and definite-lived intangible assets, (ii) corporate expenses associated with new equity based awards granted to certain members of management, (iii) corporate expenses associated with the accelerated vesting of employee share based awards upon closing of the merger, (iv) interest expense related to debt issued in conjunction with the merger, issue costs on this debt and the fair value adjustment to Clear Channel’s existing debt and (v) the related tax effects of these items.
     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto appearing our periodic and annual reports filed with the Securities and Exchange Commission and with the historical financial statements thereto of Clear Channel included in this exhibit and the other financial information contained in “Summary Historical and Unaudited Pro Forma Consolidated and Other Data” included in this exhibit.
     The unaudited pro forma condensed consolidated data is not necessarily indicative of the actual results of operations or financial position had the above described transactions occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007
(In thousands)

	Clear
	Channel	Transaction		Pro
	Historical	Adjustments		Forma
Revenue	$6,921,202	$—		$6,921,202
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,733,004	—		2,733,004
Selling, general and administrative expenses (excludes depreciation and amortization)	1,761,939	—		1,761,939
Depreciation and amortization	566,627	92,590	(A)	659,217
Corporate expenses (excludes depreciation and amortization)	181,504	12,069	(D)	193,573
Merger expenses	6,762	(6,762	)(C)	—
Gain on disposition of assets—net	14,113	—		14,113

Operating income (loss)	1,685,479	(97,897)		1,587,582
Interest expense	451,870	1,191,940	(B)	1,643,810
Gain on marketable securities	6,742	—		6,742
Equity in earnings of nonconsolidated affiliates	35,176	—		35,176
Other income (expense)—net	5,326	—		5,326

Income (loss) before income taxes and minority interest	1,280,853	(1,289,837)		(8,984)
Income tax (expense) benefit	(441,148)	485,117	(E)	43,969
Minority interest expense, net of tax	47,031	—		47,031

Income (loss) from continuing operations	$792,674	$(804,720)		$(12,046)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2007
(In thousands)

	Clear
	Channel	Transaction		Pro
	Historical	Adjustments		Forma
Revenue	$5,058,434	$—		$5,058,434
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,993,815	—		1,993,815
Selling, general and administrative expenses (excludes depreciation and amortization)	1,294,875	—		1,294,875
Depreciation and amortization	420,644	69,443	(A)	490,087
Corporate expenses (excludes depreciation and amortization)	138,234	9,131	(D)	147,365
Merger expenses	6,372	(6,372	)(C)	—
Gain on disposition of assets—net	11,621	—		11,621

Operating income (loss)	1,216,115	(72,202)		1,143,913
Interest expense	347,525	885,333	(B)	1,232,858
Gain on marketable securities	661	—		661
Equity in earnings of nonconsolidated affiliates	23,832	—		23,832
Other income (expense)—net	(1,075)	—		(1,075)

Income (loss) before income taxes and minority interest	892,008	(957,535)		(65,527)
Income tax (expense) benefit	(300,377)	360,097	(E)	59,720
Minority interest expense, net of tax	27,207	—		27,207

Income (loss) from continuing operations	$564,424	$(597,438)		$(33,014)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2008
(In thousands)

	Combined	Transaction		Pro
	Historical	Adjustments		Forma
Revenue	$5,079,878	$—		$5,079,878
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,179,837	(13,113	)(F)	2,166,724
Selling, general and administrative expenses (excludes depreciation and amortization)	1,313,928	(12,524	)(F)	1,301,404
Depreciation and amortization	456,929	54,011	(A)	510,940
Corporate expenses (excludes depreciation and amortization)	159,064	(6,281	)(D),(F)	152,783
Merger expenses	87,684	(87,684	)(C)	—
Gain on disposition of assets—net	15,669	—		15,669

Operating income (loss)	898,105	65,591		963,696
Interest expense	494,689	745,679	(B)	1,240,368
Gain on marketable securities	34,262	—		34,262
Equity in earnings of nonconsolidated affiliates	96,312	—		96,312
Other income (expense)—net	(16,026)	—		(16,026)

Income (loss) before income taxes and minority interest	517,964	(680,088)		(162,124)
Income tax (expense) benefit	(139,374)	255,504	(E)	116,130
Minority interest expense, net of tax	26,020	—		26,020

Income (loss) from continuing operations	$352,570	$(424,584)		$(72,014)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED SEPTEMBER 30, 2008
(In thousands)

	Combined	Transaction		Pro
	Historical	Adjustments		Forma
Revenue	$6,942,646	$—		$6,942,646
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,919,026	(13,113	)(F)	2,905,913
Selling, general and administrative expenses (excludes depreciation and amortization)	1,780,992	(12,524	)(F)	1,768,468
Depreciation and amortization	602,912	77,158	(A)	680,070
Corporate expenses (excludes depreciation and amortization)	202,334	(3,343	)(D),(F)	198,991
Merger expenses	88,074	(88,074	)(C)	—
Gain on disposition of assets—net	18,161	—		18,161

Operating income (loss)	1,367,469	39,896		1,407,365
Interest expense	599,034	1,052,286	(B)	1,651,320
Gain on marketable securities	40,343	—		40,343
Equity in earnings of nonconsolidated affiliates	107,656	—		107,656
Other income (expense)—net	(9,625)	—		(9,625)

Income (loss) before income taxes and minority interest	906,809	(1,012,390)		(105,581)
Income tax (expense) benefit	(280,145)	380,524	(E)	100,379
Minority interest expense, net of tax	45,844	—		45,844

Income (loss) from continuing operations	$580,820	$(631,866)		$(51,046)

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL DATA
     The unaudited pro forma condensed consolidated financial data includes the following pro forma adjustments.
     (A) This pro forma adjustment is for the additional depreciation and amortization related to the fair value adjustments on property, plant and equipment and definite-lived intangible assets based on the estimated remaining useful lives ranging from two to twenty years for such assets.
     (B) This pro forma adjustment is for the incremental interest expense resulting from the new capital structure resulting from the merger and the fair value adjustments to existing Clear Channel long-term debt.

	Pre-merger	Combined	Pre-merger	Combined
		Nine	Nine	Twelve
	Year Ended	Months Ended	Months Ended	Months Ended
	December 31,	September 30,	September 30,	September 30,
	2007	2008	2007	2008
	(In thousands)
Interest expense on revolving credit facility (1)	$14,291	$8,336	$10,718	$11,909
Interest expense on receivables based credit facility (2)	26,886	15,683	20,164	22,405
Interest expense on term loan facilities (3)	797,604	465,269	598,203	664,670
Interest expense on notes (4)	251,650	146,796	188,738	209,708
Amortization of deferred financing fees and fair value adjustments on Clear Channel retained senior notes (5)	253,144	147,667	189,858	210,953
Reduction in interest expense on debt redeemed	(151,635)	(38,072)	(122,348)	(67,359)

Total pro forma interest adjustment	$1,191,940	$745,679	$885,333	$1,052,286

(1)	Pro forma interest expense reflects an $80 million outstanding balance on the $2,000 million revolving credit facility at a rate equal to an applicable margin (3.4%) over LIBOR (2.5%) plus a commitment fee of 0.5% on the undrawn balance of the revolving credit facility. For each 0.125% per annum change in LIBOR, annual interest expense on the revolving credit facility would change by $0.1 million.

(2)	Reflects pro forma interest expense on the receivables based credit facility at a rate equal to an applicable margin (2.4%) over LIBOR (2.5%) and a commitment fee of 0.375% on the unutilized portion of the receivables based credit facility. For each 0.125% per annum change in LIBOR, annual interest expense on the receivables based credit facility would change by $0.7 million.

(3)	Reflects pro forma interest expense on the term loan facilities at a rate equal to an applicable margin over LIBOR. The pro forma adjustment includes margins of 3.4% to 3.65%, LIBOR of 2.5% and a commitment fee of 1.82% on the unutilized portion of the delayed draw term loan facilities. For each 0.125% per annum change in LIBOR, annual interest expense on the term loan facilities would change by $15.9 million. As of November 25, 2008, we had executed $6.0 billion aggregate notional amount of pay-fixed rate receive-floating rate interest rate swaps to effectively fix the interest rate on a portion of the term loan facilities. This analysis does not include the effects of these interest rate swap agreements.

(4)	Reflects a fixed rate of 10.75% on the senior cash pay notes and a fixed rate of 11.00% on the senior toggle notes.
(i)	These pro forma financial statements include the assumption that the PIK Election has not been made in all available periods to the fullest extent possible.

The table below quantifies the effects for the period presented of two possible alternate scenarios available to Clear Channel with regard to the payment of required interest, a) paying 100% payment-in-

kind (“PIK”) for all periods presented and b) electing to pay 50% in cash and 50% through use of the PIK Election for all periods presented:

	100% PIK		50% Cash/50% PIK
	Increase in	Increase	Increase in	Increase
	interest	in net	interest	in net
	expense	loss	expense	loss
Year ended December 31, 2007	$14,566	$9,031	$7,283	$4,515
Nine months ended September 30, 2008	21,072	13,065	10,536	6,532
Nine months ended September 30, 2007	7,047	4,369	3,524	2,185
Twelve months ended September 30, 2008	28,591	17,727	14,295	8,862
The use of the 100% PIK Election will increase cash balances by approximately $146 million, net of tax, in the first year that the debt is outstanding. The use of the 50% cash pay / 50% PIK Election will increase cash balances by approximately $73 million, net of tax, in the first year that the debt is outstanding.
(5)	Represents debt issuance costs associated with our new bank facilities amortized over 6 years for the receivables based credit facility and the revolving credit facility, 6 to 7.5 years for the term loan facilities and 8 years for the notes.
     (C) This pro forma adjustment reverses merger expenses as they are non-recurring charges incurred in connection with the merger.
     (D) This pro forma adjustment records non-cash compensation expense of $12.1 million, $7.3 million, $9.1 million and $10.3 million for the year ended December 31, 2007, the nine months ended September 30, 2008 and 2007, and the last twelve months ended September 30, 2008, respectively, associated with common stock options of CCM Parent that were granted to certain key executives upon completion of the merger in accordance with new employment agreements described in our periodic and annual reports filed with the Securities and Exchange Commission. The assumptions used to calculate the fair value of these awards were consistent with the assumptions used by CCM Parent disclosed in its Form 10-Q for the quarter ended September 30, 2008.
     (E) The pro forma adjustment for income tax expense was determined using statutory rates for the year ended December 31, 2007, the nine months ended September 30, 2008 and 2007, and the last twelve months ended September 30, 2008.
     (F) This pro forma adjustment reverses expenses associated with the accelerated vesting of certain employee share based awards upon the closing of the merger.